Exhibit 99.1

TransEnterix Announces Sinai Health System in Chicago to Initiate Program
with the Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--May 21, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the Sinai Health System in Chicago has entered into an agreement to lease and utilize a Senhance® Surgical System, which would be the first facility in Chicago to move in this direction.
“Our team is excited that Sinai Health System has chosen to add the Senhance Digital Laparoscopy Platform to its minimally invasive surgery program,” said Anthony Fernando, president and chief executive officer at TransEnterix. “In the midst of the challenging times posed by COVID-19, hospitals are looking to the future and continue to seek more advanced and cost-effective technologies to treat their patients undergoing surgery. We are thrilled to partner with the excellent surgical team at Sinai Health System.”
The Senhance System is the first new abdominal robotic surgery platform to receive FDA clearance since 2000. It is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including, 3 mm microlaparoscopic instruments, eye sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. In March 2020, TransEnterix received FDA clearance for the first machine vision system in robotic surgery which powers the new Intelligent Surgical Unit capability of Senhance.
“We chose the Senhance Surgical System because it offers unique capabilities in adding robotics to our surgical program,” said Dr. Carlos Sandoval-Herrera FACOG, Director of Gynecology and Chief of the Division of Minimally Invasive Gynecologic Surgery at Sinai Health System. “This technology offers the opportunity to use instruments as small as 3mm with robotic assistance, which can help offer many patients virtually scarless surgery. The advances being made with augmented intelligence utilizing this system are truly the future in using digital information to better guide and control surgery.”
“As a health system, we seek to offer the best possible care utilizing the latest technology to all the patients we serve in our community, and we are proud to be the first hospital in Chicago to launch the Senhance surgical program,“ said Dr. Airica Steed, System Chief Operating Officer and Executive Vice President of Sinai Health System. “We are pleased to build upon our excellent outcomes at the Center of Excellence in Minimally Invasive Gynecological Surgery at Sinai Health System and utilize robotic surgery with Senhance to offer patients fast recovery with minimal pain and scarring.”

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the market development activities for, and increasing utilization of, its Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

About Sinai Health System

Sinai Health System, a Chicago-based private, not-for-profit organization, is comprised of seven member organizations: Mount Sinai Hospital, Holy Cross Hospital, Sinai Children’s Hospital, Schwab Rehabilitation Hospital, Sinai Medical Group, Sinai Community Institute and Sinai Urban Health Institute. The system has over 800 physicians on its hospital medical staffs, 654 licensed beds, 100,000+ annual emergency department patient visits and eight physician residency training programs. For more information, visit www.sinai.org

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Sinai Health System in Chicago initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance System will provide advanced and cost-effective technologies for the patients undergoing surgery; and whether the advances being made with augmented intelligence utilizing the Senhance System will be the future in using digital information to better guide and control surgery. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: TransEnterix, Inc.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Terri Clevenger, +1 203-682-8297
terri.clevenger@icrinc.com